Exhibit 99.01

SILICON IMAGE RAISES Q1 2004 GUIDANCE

SUNNYVALE, Calif., April 1, 2004 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in multi-gigabit semiconductor solutions for the secure transmission and storage of rich digital media, announced today that it would exceed its prior guidance for the first quarter ending March 31, 2004. The company expects first quarter revenues to grow 14-17 percent sequentially, versus 6-9 percent, as stated in its prior guidance.

Commenting on the revenue growth, Silicon Image Chief Financial Officer, Bob Gargus, stated, “All three lines of business are exceeding the high-end of the guidance we set in our prior earnings call. In addition, orders continue at record levels and we expect second quarter revenues to grow by 5-10% sequentially over the raised first quarter results.” Additional details on the quarter’s performance and future guidance will be provided during the Company’s regularly scheduled earnings call on April 20, 2004.

Chief Executive Officer, David Lee, added, “We are pleased that both our IC solutions and IP licensing business continue to experience strong market acceptance and solid revenue growth, as we focus on making innovative technology advances to our standards-leading products.”

The company will host a conference call at 2:00 p.m. PST April 20, to discuss its first quarter 2004 results and business outlook. The call will be broadcast over the Internet and can be accessed on the investor relations site located at www.siliconimage.com.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability. With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, storage and networking. Currently, Silicon Image leads the global PC/display arena with its innovative digital interconnect technology, and is now emerging as a leading player in the storage industry—offering robust, high-bandwidth semiconductors and systems. For more information on Silicon Image, visit www.siliconimage.com.

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, future demand in PC, display, consumer electronics and storage markets may differ from current expectations, adversely affecting expected future results for the company. In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results” in the most recent Annual Report on Form 10-K filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update this forward-looking information.

Silicon Image, MSL, and www.siliconimage.com are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries.

MEDIA CONTACT:

Robert Gargus
Chief Financial Officer
Silicon Image, Inc.
Phone: 408/616-4114
Fax: 408/830-9531